                    SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(a)
             OF THE SECURITIES EXCHANGE ACT OF 1934
                       (AMENDMENT NO. 2)

       Filed by the Registrant  [X]
       Filed by a Party other than the Registrant  [ ]

                   Check the appropriate box:
       [X] Preliminary Proxy Statement
       [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
       [ ] Definitive Proxy Statement
       [ ] Definitive Additional Materials
       [ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

         AEI Real Estate Fund XVIII Limited Partnership
        (Name of Registrant as Specified in its Charter)

                          [Insert Name]
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange
    Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction :

(5) Total fee paid:

[X] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

         AEI REAL ESTATE FUND XVIII LIMITED PARTNERSHIP
                1300 Minnesota World Trade Center
                       30 East 7th Street
                   St. Paul, Minnesota  55101
                        CONSENT STATEMENT

         For Amendment to Limited Partnership Agreement to Permit Reinvestment of Sales Proceeds

    THIS CONSENT STATEMENT IS BEING MAILED TO INVESTORS ON OR ABOUT December 9, 1996. TO BE COUNTED, A PROPERLY SIGNED CONSENT FORM MUST BE RECEIVED BY THE MANAGING GENERAL PARTNER AT 1300 MINNESOTA WORLD TRADE CENTER, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE JANUARY 15, 1997.

    AEI Fund Management XVIII, Inc., the managing general partner of AEI Real Estate Fund XVIII Limited Partnership (the "Fund"), is
recommending  an  amendment  to  the  Fund's  Limited   Partnership
Agreement so that prior to the final liquidation of the Fund the proceeds from sale of Fund properties can be reinvested in
replacement  net  leased  properties.   The  Partnership  Agreement
currently provides that proceeds from the sale of properties may be reinvested for only five years after the termination of the offering of units in the Fund--until December 5, 1995.

    The Fund's management believes that it is important for the Fund to be able to take advantage of property sales, when available at attractive prices, without depleting the capital base of the Fund. Approval of this Amendment would allow the Fund to continue to reinvest proceeds from the sale of properties in replacement properties until final liquidation of the Fund. Accordingly, THE MANAGING GENERAL PARTNER RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT.

    THE PROPOSED AMENDMENT WILL AFFECT YOUR INVESTMENT IN THE FUND IN A NUMBER OF WAYS AND INVOLVES A NUMBER OF RISKS, INCLUDING THE
FOLLOWING:


  If the Amendment is approved, cash from sales of properties, including up to $1,450,000 of cash that would otherwise be distributed absent approval of the Amendment, may be reinvested until the liquidation of the fund. There can be no assurances that the properties in which proceeds are reinvested if the
  Amendment is approved will generate enough cash flow for distributions in excess of what an Investor would receive from an alternative investment. See "Summary-Risks of the Amendment-Deferred Cash Distributions."

  The Amendment may make it more difficult to sell the Fund's properties within the originally intended life of the Fund and
  therefore   cause   extension  of  life   of   the   Fund.    See
  "Summary-Risks of the Amendment-Risk of Extension of Fund Life."

                                  1

  The general partners have a conflict of interest in proposing the Amendment because they will receive more aggregate reimbursements (but not necessarily profits) from the Fund and may have an increased chance of reaching a distribution level that results in payment of a promotional interest to the general partners, if proceeds are reinvested than they would if proceeds were not reinvested. See "Summary-Risks of the Amendment-General Partner Conflicts of Interest."

  Proceeds will be reinvested in additional triple net leased commercial properties that are subject to many of the same risks of nonperformance, (including risks related to changing market values, tenant defaults, difficulty of resale, among others) as the original properties. See "Summary-Risks of the Amendment-Real Estate Risks on Reinvestment."

  Investors will not be able to review in advance the properties in which proceeds are reinvested. See "Summary-Risks of the Amendment-Undesignated Properties."


  Investors will not have appraisal or dissenter rights and therefore will not have the right to require the Partnership to pay the value of their units of limited partnership interest to them if they disagree with the amendment.


                                SUMMARY

The following summary is qualified by the more detailed discussion set forth herein.

 The Amendment.  The general partners are proposing an Amendment to
Section 5.4 of the Partnership Agreement. This Amendment would eliminate the requirement that the Fund distribute all proceeds from sale of properties and allow reinvestment of such proceeds until final liquidation of the Fund. If the Amendment is approved, most, if not all, gain from sales activity would be distributed to limited partners.

 Reasons for the Amendment. The Fund holds properties which may be sold prior to final liquidation of the Fund due to favorable market
conditions,   exercise   of   lease   purchase   options,    tenant
restructuring or other reasons. Although the general partners cannot guarantee returns, they believe that the Fund can generate
favorable   returns  to  Investors  by  acquisition  of  additional
properties that can be resold. The Fund has sold a portion of an interest in a Taco Cabana Restaurant in Texas and a Tractor Supply in Virginia, and would like to be in a position to reinvest the proceeds from these and other sales into replacement net leased properties.

                                  2

 Risks of the Amendment. The Amendment will present several risks, including the following:

  1. Deferred Cash Distributions. Rather than distributing all net cash proceeds on sale of a property, the Amendment will allow the Fund (if the general partners determine, in their discretion, that it is advantageous to the Fund) to reinvest such proceeds in new properties, (subject to a continuing obligation to distribute to Investors cash proceeds adequate to pay the income tax liability (at a tax rate of 35%) generated by the sale of property). The distribution of cash that is reinvested will be delayed until the Fund is finally liquidated. Initially, investors will be forego an immediate distribution of $67.77 per unit if the Amendment is approved in return for the possibility of increased distributions and possible appreciation in the future. There can be, of course, no assurance that properties in which proceeds will be reinvested in the Amendment is approved will generate periodic distributions in excess of the return that could be obtained on an alternative investment or that such properties will be eventually be sold at a gain.

   2. Risk of Extension of Fund Life. The general partners intend to reinvest sales proceeds in new properties that will be sold again within a few years. The Amendment could render more difficult the final sale of properties within the original intended life of the Fund. The general partners intend to commence liquidation of the Fund by the year 2,004, although the sale of any particular property may be delayed based on market and other conditions. The Amendment could have the effect of extending the life of the Fund for several years and delaying the ultimate distribution of its assets. The Partnership Agreement provides that the Fund must be liquidated, in any event, by the year 2039 (an arbitrary date).

   3. Real Estate Risks on Reinvestment. Proceeds will be reinvested in new triple net leased commercial properties that are subject to the same risks of performance as the properties originally acquired by the Fund. The value of real estate is subject to a number of factors beyond the control of the Fund, including national economic conditions, changes in interest rates, governmental rules and regulations and competition from other forms of financing. If adverse changes in these general conditions negatively affect market value, the final disposition of the property, and the distribution of cash to investors, may be delayed or the disposition may result in a loss, or both. The value of properties in which the Fund will invest will be effected by the financial condition of the tenant. If a tenant is unable to perform its lease obligations, the Fund may not be able to sell the property and may be forced to sell the property at a loss.
Further, in the event of a bankruptcy of a tenant, the Fund might not be able to obtain possession of the property for a considerable period of time.

   4.   Undesignated Properties.  Investors will  not  be  able  to review  in  advance  the  properties in  which  proceeds  would  be reinvested.
                                  3

   5. General Partner Conflicts of Interest. The general partners have a conflict of interest in proposing the Amendment because they will receive more reimbursements from the Fund and may have an increased chance of reaching a distribution level that result in payment of a promotional interest to the general partners, if proceeds are reinvested than they will if proceeds were not reinvested. The general partner will be reimbursed for the costs it incurs, including costs of its personnel, in reinvesting the proceeds and managing the properties in which the proceeds are reinvested. Such reimbursements will include the salaries of personnel of the general partner during the time they spend on such activities, plus a small portion (based on hours of employees spent on partnership actives and the assets of the partnership as compared to all partnerships the general partners manage) of other overhead, such as rental expense, of the general partners. Reimbursements to the general partners for expenses incurred have averaged approximately $255,000 per year during the past two years and aggregated approximately over $752,724
during  the  three  years  ended  December  31,  1995.   Such
reimbursements will decrease if cash is distributed and fewer properties are under management in the Fund. Further, to the extent that there are more assets under management and the assets perform well, their is an increased chance that the Partnership will generate cash flow and sales proceeds payable to Investors that result in payment of a promotional interest to the General Partners. See "Interest of the General Partner."

   6.  No Appraisal Rights.  Investors will not have appraisal or dissenter rights as a result of the Amendment. Accordingly, Investors that disagree with the amendment will not have the right to require the Partnership to pay out the value of their units of limited partnership interest. Instead, the Amendment will be effective with respect to all Investors if approved by holders of a majority of the Units and a dissenting investor would be required to find a different method of disposing of his or her units, such as through the Fund's repurchase plan, or to hold his or her units until liquidation of the Fund.

                                  4

            REASONS FOR AND EFFECTS OF THE AMENDMENT

General

      If Investors approve the Amendment, the Fund would have the opportunity, upon the sale or other disposition of properties, to reinvest the sale proceeds in additional triple net leased properties. Under the original terms of the Partnership Agreement, reinvestment of the Net Proceeds of Sale from the sale of properties was limited to a period of five years after termination of sale of units in the Fund, which period expired December 5, 1995. By consenting to the Amendment of the Partnership Agreement, Investors would permit the Fund to acquire new properties with the Net Proceeds of Sale from the sale of the properties described below (net of any distributions to Investors) or any other sale of Fund property that occurs prior to the final liquidation of the Fund.

      The Amendment is not intended to extend the life of the Fund. The Prospectus pursuant to which the units of limited partnership interest (the "Units") were sold indicated that the general partners expected that most of the properties would be sold or refinanced eight to twelve years after acquisition. The properties described below were acquired in 1990, 1992 and 1996 and it remains the intention to liquidate the Fund, depending market conditions and the benefits of continued ownership, by the year 2004.

      This Amendment is being proposed for a number of reasons, including the following:

          Without the Amendment, the managing general partner will be required to forgo all attractive proposals it receives to sell Fund properties if it desires to avoid depleting the Fund's capital base;

          If  the Amendment is approved, the Fund  will  be
          able take advantage of any favorable purchase proposals that are presented, and to seek out such proposals when market conditions are favorable, and retain adequate capital in the Fund to work toward the Fund's investment objectives;

          Without the Amendment, if a property is sold prior to final liquidation of the Fund, the Fund's capital base, and therefore its ability to generate the level of return that was the objective when it was formed, will be reduced;

          If  the Amendment is approved, cash proceeds from
          sale of a property may be reinvested in a new property and, subject to the same risks of real estate investment that were assumed when the Fund was formed, such new property could generate continuing cash flow from rents and potential gain on sale;

                                  5

          Without the Amendment, an Investor will be forced to purchase units in a new fund with distributed cash to retain a similar investment in an AEI fund and to incur sales commissions and organization expense that will decrease his or her ability to obtain gain on such reinvestment;

          If the Amendment is approved, no securities brokerage commissions or other organizational expense will be applied to the reinvestment in new properties of cash from sale of properties.

      The managing general partner believes that the Fund can generate the most favorable returns to Investors only if the costs of forming the partnerships, including commissions to sales agents, filing fees and professional costs, can be amortized over the intended life of the Fund. If a significant portion of the real property assets of the Fund are sold in advance of the originally intended liquidation date of the Fund, the income and gain, if any, for the assets remaining may not be adequate to generate the returns that were the original objective of the Fund.

      The managing general partner believes, on the basis of properties in which affiliated partnerships have recently invested and resold, that the Fund can generate favorable returns through the investment of sale proceeds in newly constructed replacement properties that the Fund purchases at construction cost and resells within a few years. When a Fund commits to purchase a property upon completion of construction it reduces the developer's refinancing risk and facilitates the construction of properties for operators, such as franchisees of restaurants, whose principal goal is not real estate capital appreciation. Because the property is purchased at construction cost, the risk of development and construction for which the developer is normally compensated inures to the benefit of the Fund the market value of properties when purchased will normally exceed the cost of development. Because no securities brokerage commissions will be paid in connection with capital that is reinvested, the entire amount of reinvested proceeds can be applied to the purchase price and no additional organizational costs that will affect overall return will be incurred. No assurances can be given, however, that a property acquired by the Fund will produce favorable rentals, that such rentals will not be interrupted by events outside the managing general partners' control, or that the market value of any properties acquired will exceed their cost immediately after acquisition or within the several years the Fund proposes to hold the properties.

                                  6

      The managing general partner is currently evaluating a number of properties for acquisition. Affiliates of the general partners manage 11 public and 11 private real estate partnerships. As a result of their activity in the sale-leaseback marketplace, the general partners have developed relationships with companies that, either directly or through their franchisees, have a continuing need for commercial real estate The managing general partner will not be obligated to obtain the consent of Investors as to the type of property acquired if this Amendment is approved. Nevertheless, any property acquired will comply with the investment objectives and policies set forth in the Prospectus pursuant to which the Units were initially offered. Any property acquired will be an existing commercial property that will be acquired on a debt-free basis and will likely be leased to a single tenant pursuant to a triple-net lease in the franchise restaurant industry. No property will be acquired from the general partners or their Affiliates.

Sale of Properties

      The Amendment is being proposed, in part, to facilitate reinvestment of net proceeds of sale from a Taco Cabana restaurant in New Braunfels, Texas and the sale of partial interests in a Taco Cabana restaurant in San Antonio, Texas and a Tractor Supply retail store in Bristol, Virginia.

       The  Fund  purchased  the  Taco  Cabana  restaurant  in  New
Braunfels, Texas on May 1, 1992 for $784,044. The property was leased to Texas Taco Cabana LP, under a 15 year, noncancelable triple-net lease agreement. On May 10, 1996, the property was sold to an unaffiliated third party for $962,297, resulting in a net cash gain of $178,253. The Fund's adjusted tax basis in the property, after depreciation, was $706,750. Accordingly the sale generated a taxable gain of $255,727 or $11.75 per outstanding Limited Partnership unit.

      The Fund purchased the Taco Cabana restaurant in San Antonio, Texas on December 29, 1990 for $1,151,916. The property is leased to Texas Taco Cabana LP under a 15-year, noncancelable triple-net lease agreement. The Fund recently sold 24.3862% of its interest (or $280,909 of the original cost), in this property to unaffiliated third parties, receiving net proceeds of approximately $391,235 and resulting in a net cash gain of $110,326. The adjusted tax basis in the interest in the property that was sold, after depreciation was, $261,588. Accordingly, the sale of the partial interest generated a taxable gain of approximately $129,647 or $5.96 per outstanding Limited Partnership unit.

                                  7

      The Fund purchased the Tractor Supply in Bristol, Virginia on April 10, 1996, for $1,094,367. The property is leased to Tractor Supply Company under a 14-year, noncancelable triple-net lease agreement. The Fund recently sold 21.5621% of its interest (or $235,968 of the original cost), in this property to unaffiliated third parties. The Fund received net proceeds of sale of approximately $271,361 which resulted in a net cash gain of $35,393 The adjusted tax basis in the interest in the property that was sold, after depreciation was $233,016. Accordingly, the sale of the partial interest generated a taxable gain of approximately $38,345 or $1.76 per outstanding Limited Partnership unit.

      If the Investors approve the Amendment, the Fund will distribute approximately $148,000, or approximately $6.80 per outstanding Unit, of the Net Proceeds of Sale to cover income tax liabilities generated by the sale. The distribution of Net Proceeds on Sale would reduce the Adjusted Capital Contributions of Investors by $6.80 per outstanding limited partnership unit. The remainder of the proceeds would be reinvested in new properties.

     In the event Investors do not approve the Amendment, Investors will receive a distribution of approximately $1,475,000, or approximately $67.77 per outstanding Unit, from sale of the these properties. The Net Proceeds of Sale not distributed will be retained by the Fund as working capital reserves. The distribution of Net Proceeds on Sale would reduce the Adjusted Capital Contributions of Investors by $67.77 per outstanding Unit.

     The interest in these three properties that was sold would have generated rental revenues of $171,884 during a full year.
If the proceeds from its sale are distributed, rather than reinvested, future Fund revenues, and therefore cash distributions to investors, will be reduced by a corresponding amount.

                                  8

                  Interest of the General Partner

      The general partners will be reimbursed for any costs, including a proportionate amount of employee salary, benefit and overhead expense, they incur in completing any acquisition and in connection with management of the property in accordance with, and subject to the limitations in the Partnership Agreement. Generally, costs are allocated to the Fund based on the daily timesheets of employees. The general partners establish an hourly charge for each employee based on their salaries, benefit expense and overhead expense (the portion of rental, depreciation and other office charges necessary to maintain the employee) and the Fund is charged for the amount of time spent by the employee on partnership activities multiplied by the time charge. To the extent that the Amendment to the Partnership Agreement is not approved, and the proceeds from the sale of the properties are not reinvested, the amount of capital under management by the general partners through the Fund, and the scope of the Fund's operations, will be reduced and the general partners would have to deploy its employees in other activities. Such reduced operations can be expected to reduce the aggregate amount of reimbursements that the general partners receive from the Fund. Reimbursements to the general partners for expenses incurred have averaged approximately $255,000 per year during the past two years and aggregated $752,724 during the three years ended December 31, 1995. Such reimbursements will decrease if cash is distributed and fewer properties are under management in the Fund.

      Further, the general partners receive more than 1% of cash flow only to the extent the Partnership has generated a 10% return to limited partners and in sales proceeds only to the extent the Partnership has paid cumulative distributions to limited partners equal to their adjusted capital contributions plus a 14% cumulative return. To the extent that proceeds are reinvested, the properties perform well, and these returns can be achieved, the general partners may receive increased compensation.

      The managing general partner holds20 Units and the individual general partner holds 26 units as a limited partner in the Fund. No other Affiliate of the general partners holds any interest as a limited partner in the Fund.

                           Voting Units

      Voting by Investors on an Amendment of the Partnership Agreement is based upon Fund units ("Voting Units"). As of October 1, 1996, there were 21,764.28 Voting Units outstanding. Each Voting Unit is entitled to one vote. Fractions of Voting Units will be included in the total.

                                  9

     To the best of the managing general partner's knowledge, there is no beneficial owner holding five percent or more of the Voting Units including the general partners.

      In order for the proposed Amendment to be adopted, a majority of the Voting Units must be voted in favor of the Amendment. Because an abstention will not be counted as a vote for the Amendment, it would have the effect of a vote against the Amendment.

                       Procedures for Voting

     Accompanying this Consent Statement is a Consent Form for each Investor with respect to his/her unit ownership in the Fund. By checking the appropriate box, each Investor can indicate whether he/she votes FOR or AGAINST or ABSTAINS as to the proposed Amendment. If any Investor returns a Consent Form duly signed without checking any box, he/she will be deemed to have voted FOR the Amendment.

      An Investor who votes against, or abstains, does not have appraisal or similar rights under Minnesota law.

      The general partners have fixed the close of business on October 1, 1996 as the record date for the determination of the Investors entitled to vote on the proposed Amendment; the close of business on January 15, 1997 as the date by which Consent Forms must be received by the general partners in order to be counted; and January 16, 1997 as the date on which the consents are to be counted. An Investor may revoke his/her/its consent at any time prior to January 15, 1997, provided written revocation is received by the general partners prior to that date.

      The cost of solicitation of consents of the Investors will be borne by the Fund. The solicitations will be made by the mails. This Consent Statement was first mailed to Investors on or about December 9, 1996. Staff of the general partners will be available by telephone to answer any questions concerning this Consent.

                    Incorporation By Reference

       The information included under the captions "Financial Statements and Notes to Financial Statements," "Selected Financial Data" and Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Fund's Annual Report on Form 10-KSB for the year ended December 31, 1995, as amended by the Form 10-KSB dated August 19, 1996, Quarterly Report on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 Current Report on Form 8-K dated April 24, 1996 is hereby incorporated by reference. Copies of such sections are being delivered to you with this consent statement.

                                BY ORDER OF THE BOARD OF DIRECTORS
                                OF AEI FUND MANAGEMENT XVIII, INC.

                                Robert P. Johnson, President

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Exhibit A


                       PROPOSED AMENDMENT OF
                 LIMITED PARTNERSHIP AGREEMENT OF
                    AEI REAL ESTATE FUND XVIII


      Changes in the existing provisions of the Limited Partnership Agreement that would be made by the proposed Amendment are shown below. Existing provisions proposed to be omitted are enclosed in brackets. New matter is printed in bold. The amendment would alter only the first sentence of section 5.4. The remainder of such section would remain unaltered.

         SECTION 5.4 DISTRIBUTION OF NET PROCEEDS OF SALE

      5.4 Distribution of Net Proceeds of Sale. Upon financing, refinancing, sale or other disposition of any of the Properties, Net Proceeds of Sale may be reinvested in additional properties until [a date five years after the date on which the offer and sale of units pursuant to the Prospectus is terminated], the General Partner determines that it is in the best interests of the Partnership to begin liquidation of the Partnership; provided, however, that sufficient cash is distributed to the Limited
Partners to pay state and federal income taxes (assuming Limited Partners are taxable at a marginal rate of 28% for federal income tax purposes or such greater rate as is the maximum effective rate for federal income taxation applicable to individuals) created as a result of such transaction.


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  IMPORTANT                                               IMPORTANT

          AEI REAL ESTATE FUND XVIII LIMITED PARTNERSHIP

                    CONSENT OF LIMITED PARTNERS
              This consent is solicited by the Board
         of Directors of AEI Fund Management XVIII, Inc.,
                   The Managing General Partner

      The undersigned, a Limited Partner of AEI Real Estate Fund XVIII Limited Partnership (the "Partnership"), hereby consents (unless otherwise directed below) to the proposal identified below to adopt an Amendment to Section 5.4 of the Limited Partnership Agreement of the Partnership (the "Partnership Agreement"), as more fully described in the Consent Statement (the "Proposal"). By voting for the Proposal, the undersigned hereby appoints AEI Partnership Management XVIII, Inc. as its attorney-in-fact with power to sign and acknowledge on its behalf any instrument that may be necessary to evidence the Amendment to the Partnership Agreement and any corresponding Amendment to the Certificate of Limited Partnership.

      Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on January 15, 1997.

    Adoption of Amendment to Section 5.4 of the Fund Agreement

     FOR  [   ]       AGAINST [   ]          ABSTAIN   [   ]

      The Fund Units held by the signing Limited Partner will be voted as directed. They will be voted "FOR" the Proposal if no box is checked.

      Please sign exactly as your name appears below. When Fund units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated:                , 1996



Signature                                  (if held jointly)


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